Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of John Kline, Adam Weinstein, Joseph Hartswell and Laura Holson with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of New Mountain Guardian IV Unlevered BDC, L.L.C., (i) the registration statement on Form 10 (including amendments thereto), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable or (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing arc hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 17th day of May, 2023.

/s/ John Kline
John Kline	Director, President and Chief Executive Officer

/s/ Alfred F. Hurley, Jr.
Alfred F. Hurley, Jr.	Director

/s/ David Ogens
David Ogens	Director

/s/ Rome G. Arnold III
Rome G. Arnold III	Director

/s/ Adam Weinstein
Adam Weinstein	Executive Vice President and Director

/s/ Joseph Hartswell
Joseph Hartswell	Chief Compliance Officer and Corporate Secretary

/s/ Laura Holson
Laura Holson	Chief Operating Officer and Interim Chief Financial Officer and Treasurer